Exhibit 99.1

October 19, 2022	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of

$1.46 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Nine Months Ended September 30, 2022:

•	Significant Income and Expense Items: During the three months ended September 30, 2022, the Company recorded the following significant and non-recurring items:
(1) The Company recorded an expense in Legal and Professional Fees totaling $1.1 million related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems. Expenses of this type are expected to total approximately $1.0-1.2 million per quarter and will continue to be incurred through the systems conversion date, which is scheduled for the third quarter of 2023.
(2) The Company recorded an expense in Legal and Professional Fees totaling $372,000 in one-time fees related to interest rate swaps initiated in July 2022.
•	Provision (Credit) for Losses on Loans and Unfunded Commitments: Provision (credit) for losses on loans and unfunded commitments were significantly different in the three months ended September 30, 2022 versus the three months ended September 30, 2021. The Company recorded a total provision expense of $3.3 million in the 2022 period versus a total credit (negative expense) of $2.4 million in the 2021 period. This was the most significant contributor to lower pre-tax income and net income in the 2022 period compared to the 2021 period. The Company’s pre-tax, pre-provision net income was $26.1 million in the 2022 period versus $23.4 million in the 2021 period. The increased provision in the 2022 period served to build credit loss reserves as net charge-offs remained very low.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $489.6 million, or 12.2%, from $4.01 billion at December 31, 2021 to $4.50 billion at September 30, 2022. This increase was primarily in other residential (multi-family) loans, one- to four-family residential loans and commercial real estate loans, partially offset by a decrease in construction loans.
•	Asset Quality: Non-performing assets and potential problem loans totaled $5.2 million at September 30, 2022, a decrease of $2.8 million from $8.0 million at December 31, 2021. At September 30, 2022, non-performing assets were $3.4 million (0.06% of total assets), a decrease of $2.6 million from $6.0 million (0.11% of total assets) at December 31, 2021.
•	Net Interest Income: Net interest income for the third quarter of 2022 increased $8.0 million (or approximately 17.8%) to $52.9 million compared to $44.9 million for the third quarter of 2021. Net interest margin was 3.96% for the quarter ended September 30, 2022, compared to 3.36% for the quarter ended September 30, 2021. Net interest income and net interest margin in the second quarter of 2022 were $48.8 million and 3.78%, respectively.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2022, the Company’s Tier 1 Leverage Ratio was 10.6%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 10.8%, and Total Capital Ratio was 13.4%. In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of September 30, 2022, approximately 222,000 shares remained available in our stock repurchase authorization.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2022, were $1.46 per diluted common share ($18.1 million net income) compared to $1.49 per diluted common share ($20.4 million net income) for the three months ended September 30, 2021.

Preliminary earnings for the nine months ended September 30, 2022, were $4.20 per diluted common share ($53.3 million net income) compared to $4.32 per diluted common share ($59.3 million net income) for the nine months ended September 30, 2021.

For the quarter ended September 30, 2022, annualized return on average common equity was 13.01%, annualized return on average assets was 1.30%, and annualized net interest margin was 3.96%, compared to 12.82%, 1.47% and 3.36%, respectively, for the quarter ended September 30, 2021. For the nine months ended September 30, 2022, annualized return on average common equity was 12.26%, annualized return on average assets was 1.30%, and annualized net interest margin was 3.73%, compared to 12.61%, 1.43% and 3.37%, respectively, for the nine months ended September 30, 2021.

Great Southern President and CEO Joseph W. Turner commented, “Third quarter earnings remained strong. The current economic and geopolitical landscape has created a great deal of uncertainty. We are focused on ensuring that the Company is properly positioned for this, especially in the wake of the changing interest rate environment caused by continued inflationary pressures and other factors. As always, we remain steadfast in adhering to our core tenets of providing world-class customer service with a long-view mindset.

“In the third quarter of 2022, we earned $18.1 million ($1.46 per diluted common share), compared to $20.4 million ($1.49 per diluted common share) for the same period in 2021. Earnings in the third quarter of 2022 versus the third quarter of 2021 included much lower profits on loan sales, as increasing interest rates reduced the volume of mortgage loans originated and sold in the secondary market. Because of continued strong commercial loan growth, we recorded a total provision for credit losses of $3.3 million for the third quarter of 2022 ($2.0 million related to our outstanding loan portfolio and $1.3 million related to unfunded loan commitments), compared to a total negative provision of $2.4 million for the same period in 2021 ($3.0 million negative provision related to our outstanding loan portfolio and $643,000 provision expense related to unfunded loan commitments). Increasing market interest rates and growth in outstanding loan and investment balances contributed to increased net interest income in 2022 compared to 2021. Operating expenses were generally in line with the prior year quarter except for employee compensation and other professional fees, which were elevated during the third quarter 2022. These expense items are discussed further in this release.”

Turner added, “Earnings performance ratios in the quarter were strong, with an annualized return on average assets of 1.30% and annualized return on average equity of 13.01%. Our net interest margin improved to 3.96%, from 3.36% and 3.78% during the third quarter of 2021 and second quarter of 2022, respectively. The Federal Reserve continues to signal additional increases in interest rates in 2022, which should positively impact our net interest income. However, we do expect positive impacts to be limited by increases in funding costs, which we anticipate will ramp up in the fourth quarter of 2022 and the first quarter of 2023 more rapidly than we have experienced in the first nine months of 2022.

“During the third quarter, loan production and activity in our markets remained positive. Since the end of 2021, total net loans, excluding mortgage loans held for sale, increased $489.6 million, or 12.2%. Increases in the other residential (multi-family), commercial real estate and one-to four-family residential loan categories primarily drove this growth. Our pipeline of loan commitments and the unfunded portion of loans grew by about $413 million from the end of 2021, and we continue to see strong loan production from all of our lending offices. Credit quality metrics remained excellent during the third quarter. At September 30, 2022, non-performing assets were $3.4 million, a decrease of $2.6 million from the end of 2021. Non-performing assets to period-end assets were 0.06% at the end of the third quarter, compared to 0.11% at the end of 2021. At September 30, 2022, loan delinquencies in our portfolio remained at historically low levels.”

Turner continued, “We began 2022 in an extremely strong capital position. While our total stockholders’ equity level has declined in 2022 as a result of decreases in market values of our investment portfolio and cash flow hedges and stock repurchases, we remain substantially above regulatory well-capitalized thresholds and our tangible common equity ratio was 8.8% at September 30, 2022.

“In the third quarter of 2022, the Company declared a $0.40 per common share dividend, and through the first nine months of 2022 has declared dividends totaling $1.16 per common share. In addition, in our effort to enhance long-term stockholder value, the Company continued to repurchase shares of our common stock during the third quarter. Approximately one million shares at an average price of $59.28 were repurchased in the first nine months of 2022. At September 30, 2022, about 222,000 shares remained available in our stock repurchase authorization. We will continue to judiciously manage our capital levels in light of changing operating and economic circumstances.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net interest income	$52,898	$44,923	$144,994	$133,695
Provision (credit) for credit losses on loans and unfunded commitments	3,315	(2,357)	5,345	(4,038)
Non-interest income	7,984	9,798	26,480	29,120
Non-interest expense	34,758	31,339	99,030	91,852
Provision for income taxes	4,676	5,375	13,755	15,655
Net income	$18,133	$20,364	$53,344	$59,346

Earnings per diluted common share	$1.46	$1.49	$4.20	$4.32

NET INTEREST INCOME

Net interest income for the third quarter of 2022 increased $8.0 million to $52.9 million, compared to $44.9 million for the third quarter of 2021. Net interest margin was 3.96% in the third quarter of 2022, compared to 3.36% in the same period of 2021, an increase of 60 basis points. For the three months ended September 30, 2022, net interest margin increased 18 basis points compared to net interest margin of 3.78% in the three months ended June 30, 2022. In comparing the 2022 and 2021 third quarter periods, the average yield on loans increased 44 basis points while the average rate on interest-bearing deposits increased 23 basis points. The margin expansion primarily resulted from increasing market interest rates and changes in the asset mix, with average cash equivalents decreasing $519 million, average loans increasing $240 million and average investment securities increasing $281 million. The yield on total interest-earning assets increased from 3.72% in the three months ended September 30, 2021, to 4.46% in the three months ended September 30, 2022. The average interest rate spread was 3.76% for the three months ended September 30, 2022, compared to 3.22% for the three months ended September 30, 2021 and 3.65% for the three months ended June 30, 2022.

Net interest income for the nine months ended September 30, 2022 increased $11.3 million to $145.0 million, compared to $133.7 million for the nine months ended September 30, 2021. Net interest margin was 3.73% in the nine months ended September 30, 2022, compared to 3.37% in the same period of 2021, an increase of 36 basis points. The increase in margin comparing the nine months ended September 30, 2022 to the nine months ended September 30, 2021, was primarily due to the same factors as discussed above for the comparison of the current year third quarter margin to the prior year third quarter margin. The margin expansion primarily resulted from changes in the asset mix, with average cash equivalents decreasing $295 million, average investment securities increasing $228 million and average loans decreasing $31 million. The yield on total interest-earning assets increased from 3.80% in the nine months ended September 30, 2021, to 4.09% in the nine months ended September 30, 2022. The margin expansion was also a result of the overall rate on interest-bearing liabilities decreasing from 0.60% in the nine months ended September 30, 2021, to 0.51% in the nine months ended September 30, 2022. The average interest rate spread was 3.58% for the nine months ended September 30, 2022, compared to 3.20% for the nine months ended September 30, 2021.

Additionally, the Company’s net interest income in the 2021 period included significantly more accretion of net deferred fees related to PPP loans originated in 2020 and 2021. Net deferred fees recognized in interest income were $28,000 in the three months ended September 30, 2022 compared to $1.6 million in the three months ended September 30, 2021. Net deferred fees recognized in interest income were $497,000 in the nine months ended September 30, 2022 compared to $3.9 million in the nine months ended September 30, 2021.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended September 30, 2022 and the three months ended September 30, 2021. The Company recorded $6.1 million of interest income related to the swap in both the nine months ended September 30, 2022 and the nine months ended September 30, 2021. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available).  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 0.2414%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded a reduction of loan interest income related to this swap transaction of $428,000 in the three months ended September 30, 2022. The Company recorded loan interest income related to this swap transaction of $610,000 in the nine months ended September 30, 2022.

In July 2022, the Company entered into two interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, beginning in May 2023, the Company will receive a fixed rate of interest of 2.628% and will pay a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, beginning in May 2023, the Company will receive a fixed rate of interest of 5.725% and will pay a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate will be reset monthly and net settlements of interest due to/from the counterparty will also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company will receive net interest settlements, which will be recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. At September 30, 2022, the USD-Prime rate was 6.25% and the one-month USD-SOFR OIS rate was 2.49208%.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2022, non-interest income decreased $1.8 million to $8.0 million when compared to the quarter ended September 30, 2021, primarily as a result of the following item:

•	Net gains on loan sales: Net gains on loan sales decreased $1.7 million compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2022 period compared to the 2021 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020 and 2021. As a result of the significant volume of refinance activity in 2020 and 2021, and as market interest rates moved higher beginning in the second quarter of 2022, mortgage refinance volume has decreased and fixed rate loan originations and related gains on sales of these loans have decreased substantially. The lower level of originations is expected to continue as long as market rates remain elevated.

For the nine months ended September 30, 2022, non-interest income decreased $2.6 million to $26.5 million when compared to the nine months ended September 30, 2021, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $5.4 million compared to the prior year period. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2022 period compared to the 2021 period for the same reasons noted above.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $899,000 compared to the prior year period. This increase was mainly due to increased customer debit card transactions in the 2022 period compared to the 2021 period. In the latter half of 2021 and through the first three quarters of 2022, debit card usage by customers rebounded and was back to historical levels, and in many cases, increased levels of activity.

•	Overdraft and Insufficient funds fees: Overdraft and Insufficient funds fees increased $1.0 million compared to the prior year period. It appears that consumers have continued to spend significantly in 2022, but some may have lower account balances as prices for goods and services have increased and government stimulus payments received by consumers in 2020 and 2021 have been exhausted now.

•	Other income: Other income increased $1.1 million compared to the prior year period. In the 2022 period, a gain of $1.1 million was recognized on sales of fixed assets. Also in the 2022 period, the Company recorded a one-time bonus of $500,000 from its card processor for achieving certain benchmarks related to debit card activity.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2022, non-interest expense increased $3.5 million to $34.8 million when compared to the quarter ended September 30, 2021, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $1.1 million from the prior year quarter. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2022, many of these increases were larger than in previous years due to the current employment environment. In addition, the Phoenix loan office was opened in the first quarter of 2022 and the Charlotte, North Carolina loan office was opened in the second quarter of 2022. The operation of these offices added approximately $200,000 of expense in the 2022 quarter.

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $1.6 million from the prior year quarter, to $2.2 million. In the 2022 period, the Company expensed a total of $1.1 million related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems. Also in the 2022 period, the Company expensed $372,000 in fees related to the interest rate swaps initiated in July 2022.

•	Other operating expenses: Other operating expenses increased $576,000 from the prior year quarter, to $2.4 million. Of this increase, $142,000 related to business development, $152,000 related to deposit account fraud losses and $90,000 related to charitable contributions.

For the nine months ended September 30, 2022, non-interest expense increased $7.1 million to $99.0 million when compared to the nine months ended September 30, 2021, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $3.6 million from the prior year period, for the same reasons noted above. Also, in the second quarter of 2022, the Company paid a special cash bonus to all employees totaling $1.1 million in response to the rapid and significant increases in prices for many goods and services.

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $2.4 million from the prior year period, to $4.2 million, with $1.6 million related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems. Also in the 2022 period, the Company expensed $492,000 in fees related to the interest rate swaps initiated at various times in 2022.

•	Other operating expenses: Other operating expenses increased $1.3 million from the prior year period, to $6.1 million. Of this increase, $353,000 related to business development, $278,000 related to deposit account fraud losses and $188,000 related to charitable contributions.

The Company’s efficiency ratio for the quarter ended September 30, 2022, was 57.09% compared to 57.27% for the same quarter in 2021. The efficiency ratio for the nine months ended September 30, 2022, was 57.75% compared to 56.42% for the same period in 2021. In the three-month period ended September 30, 2022, the slight improvement in the efficiency ratio was primarily due to an increase in net interest income, due to an increase in loan and investment balances and increased market interest rates compared to the three-month period ended September 30, 2021, partially offset by increased non-interest expense. In the nine-month period ended September 30, 2022, the higher efficiency ratio was primarily due to an increase in non-interest expense, for the reasons noted above. The Company’s ratio of non-interest expense to average assets was 2.49% and 2.42% for the three- and nine-months ended September 30, 2022, respectively, compared to 2.27% and 2.22% for the three- and nine-months ended September 30, 2021. Average assets for the three months ended September 30, 2022, decreased $50.0 million, or 0.9%, compared to the three months ended September 30, 2021, primarily due to a decrease in interest bearing cash equivalents, partially offset by an increase in net loans receivable and investment securities. Average assets for the nine months ended September 30, 2022, decreased $74.4 million, or 1.3%, from the nine months ended September 30, 2021, primarily due to a decrease in interest bearing cash equivalents and net loans receivable, partially offset by an increase in investment securities.

INCOME TAXES

For the three months ended September 30, 2022 and 2021, the Company's effective tax rate was 20.5% and 20.9%, respectively. For the nine months ended September 30, 2022 and 2021, the Company's effective tax rate was 20.5% and 20.9%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states is analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of September 30, 2022, total stockholders’ equity and common stockholders’ equity were each $511.3 million (9.0% of total assets), equivalent to a book value of $41.75 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2021, were each $616.8 million (11.3% of total assets), equivalent to a book value of $46.98 per common share. At September 30, 2022, the Company’s tangible common equity to tangible assets ratio was 8.8%, compared to 11.2% at December 31, 2021. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at September 30, 2022 and December 31, 2021, were unrealized gains (losses) (net of taxes) on the Company’s available-for-sale investment securities totaling $(51.7 million) and $9.1 million, respectively. This change from a net unrealized gain to a net unrealized loss during 2022 primarily resulted from increasing market interest rates throughout 2022, which decreased the fair value of investment securities. Also included in stockholders’ equity at September 30, 2022, were unrealized gains (net of taxes) totaling $30,000 on the Company’s investment securities that were transferred to the held-to-maturity category. Approximately $227 million of investment securities previously included in available-for-sale were transferred to held-to-maturity during the first quarter of 2022.

In addition, included in stockholders’ equity at September 30, 2022, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $18.9 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At September 30, 2022, the remaining pre-tax amount to be recorded in interest income was $24.5 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at September 30, 2022, was an unrealized loss (net of taxes) on the Company’s three outstanding cash flow hedges (interest rate swaps) totaling $25.6 million. Anticipated higher market interest rates have caused the fair value of these interest rate swaps to decrease.

As noted above, total stockholders' equity decreased $105.5 million, from $616.8 million at December 31, 2021 to $511.3 million at September 30, 2022. Accumulated other comprehensive income decreased $91.1 million during the nine months ended September 30, 2022, primarily due to decreases in the fair value of available-for-sale investment securities and the fair value of cash flow hedges. Stockholders’ equity also decreased due to repurchases of the Company’s common stock totaling $59.2 million and dividends declared on common stock of $14.5 million. The Company recorded net income of $53.3 million for the nine months ended September 30, 2022. In addition, stockholders’ equity increased $6.0 million due to stock option exercises.

On a preliminary basis, as of September 30, 2022, the Company’s Tier 1 Leverage Ratio was 10.6%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 10.8%, and Total Capital Ratio was 13.4%. On September 30, 2022, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 11.8%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 13.0%.

In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. As of September 30, 2022, a total of approximately 222,000 shares were available in our stock repurchase authorization.

During the three months ended September 30, 2022, the Company repurchased 150,271 shares of its common stock at an average price of $59.06 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $13.8 million. During the nine months ended September 30, 2022, the Company repurchased 999,586 shares of its common stock at an average price of $59.28 and declared regular quarterly cash dividends totaling $1.16 per common share, which, combined, reduced stockholders’ equity by $73.7 million.

LOANS

Total net loans, excluding mortgage loans held for sale, increased $489.6 million, or 12.2%, from $4.01 billion at December 31, 2021 to $4.50 billion at September 30, 2022. This increase was primarily in other residential (multi-family) loans ($217 million increase), one- to four- family residential real estate loans ($202 million increase) and commercial real estate loans ($100 million increase). These increases were partially offset by a decrease in construction loans ($29 million decrease). The pipeline of loan commitments and the unfunded portion of construction loans remained strong in the third quarter of 2022. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$198,762	$190,637	$185,101	$175,682	$164,480	$155,831
Secured by real estate (not one- to four-family)	—	—	—	23,752	22,273	19,512
Not secured by real estate - commercial business	96,328	87,556	89,252	91,786	77,411	83,782

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	118,429	93,892	75,214	74,501	42,162	48,213
Secured by real estate (not one-to four-family)	1,455,081	1,331,986	1,089,844	1,092,029	823,106	798,810

Loan commitments not closed
Secured by real estate (one-to four-family)	36,493	88,153	109,472	53,529	85,917	69,295
Secured by real estate (not one-to four-family)	132,770	134,600	212,264	146,826	45,860	92,434
Not secured by real estate - commercial business	45,902	14,335	8,223	12,920	699	—

	$2,083,765	$1,941,159	$1,769,370	$1,671,025	$1,261,908	$1,267,877

DEPLOYMENT OF CASH AND CASH EQUIVALENTS

During the nine months ended September 30, 2022, the mix of the Company’s assets shifted somewhat, with net increases in outstanding loan balances and investment securities. The Company used excess funds that were previously held on account at the Federal Reserve Bank to fund the increases in loans and investments. Outstanding loans increased $489.6 million and investment securities increased $188.3 million, while cash and cash equivalents decreased $528.3 million.

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaced the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in economic conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Worsening economic conditions from COVID-19 and subsequent variant outbreaks or similar events, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended September 30, 2022, the Company recorded provision expense of $2.0 million on its portfolio of outstanding loans, compared to a negative provision expense of $3.0 million recorded for the quarter ended September 30, 2021. During the nine months ended September 30, 2022, the Company recorded provision expense of $2.0 million on its portfolio of outstanding loans, compared to a negative provision of $3.7 million recorded for the nine months ended September 30, 2021. Total net charge-offs were $297,000 for the three months ended September 30, 2022, compared to net recoveries of $27,000 in the three months ended September 30, 2021. Total net recoveries were $7,000 for the nine months ended September 30, 2022, compared to net charge-offs of $9,000 for the nine months ended September 30, 2021. For the three months ended September 30, 2022, the Company recorded a provision for losses on unfunded commitments of $1.3 million, compared to a provision of $643,000 for the three months ended September 30, 2021. For the nine months ended September 30, 2022, the Company recorded a provision for losses on unfunded commitments of $3.3 million, compared to a negative provision of $338,000 for the nine months ended September 30, 2021. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.38%, 1.49% and 1.38% at September 30, 2022, December 31, 2021 and June 30, 2022, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2022, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to continue or deteriorate, or if management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At September 30, 2022, non-performing assets were $3.4 million, a decrease of $2.6 million from $6.0 million at December 31, 2021, and a decrease of $885,000 from $4.3 million at June 30, 2022. Non-performing assets as a percentage of total assets were 0.06% at September 30, 2022, compared to 0.11% at December 31, 2021 and 0.08% at June 30, 2022. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2021 and June 30, 2022, non-performing loans decreased $2.1 million and $927,000, respectively, to $3.3 million at September 30, 2022, and foreclosed and repossessed assets decreased $502,000 and increased $42,000, respectively, to $86,000 at September 30, 2022. Non-performing commercial real estate loans comprised $1.6 million, or 49.2%, of the total non-performing loans at September 30, 2022, a decrease of $214,000 from June 30, 2022. Non-performing one- to four-family residential loans comprised $821,000, or 24.9%, of the total non-performing loans at September 30, 2022, a decrease of $681,000 from June 30, 2022. Non-performing construction and land development loans comprised $468,000, or 14.2%, of the total non-performing loans at September 30, 2022, unchanged from June 30, 2022. Non-performing consumer loans comprised $386,000, or 11.7%, of the total non-performing loans at September 30, 2022, a decrease of $32,000 from June 30, 2022.

Activity in the non-performing loans categories during the quarter ended September 30, 2022, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	468	—	—	—	—	—	—	468
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,502	238	(90)	—	—	—	(829)	821
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,832	—	—	—	—	—	(214)	1,618
Commercial business	—	—	—	—	—	—	—	—
Consumer	418	22	—	(2)	—	(37)	(15)	386
Total non-performing loans	$4,220	$260	$(90)	$(2)	$—	$(37)	$(1,058)	$3,293

FDIC-assisted acquired loans included above	$1,162	$204	$—	$—	$—	$—	$(765)	$601

At September 30, 2022, the non-performing commercial real estate category included three loans, none of which were added during the current quarter. The largest relationship in the category, which totaled $1.4 million, or 83.6% of the total category, was transferred from potential problems during the fourth quarter of 2021, and is collateralized by a mixed-use commercial retail building. The non-performing one- to four-family residential category included 24 loans, three of which were added during the current quarter. The largest relationship in the category totaled $204,000, or 24.8% of the category. The non-performing one- to four-family residential category experienced $829,000 in repayments during the three months ended September 30, 2022, primarily related to a note sale of six non-performing loans totaling $752,000. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $468,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing consumer category included 25 loans, seven of which were added during the current quarter.

Compared to December 31, 2021 and June 30, 2022, potential problem loans decreased $155,000 and $327,000, respectively, to $1.8 million at September 30, 2022. The decrease during the quarter was primarily due to $333,000 in loans upgraded to performing and $25,000 in loan payments, partially offset by $31,000 in loans added to potential problem loans.

Activity in the potential problem loans category during the quarter ended September 30, 2022, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Loan Advances (Payments)	Ending Balance, September 30
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	10	—	—	—	—	—	(10)	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,625	—	(275)	—	—	—	20	1,370
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	200	—	—	—	—	—	(4)	196
Commercial business	—	—	—	—	—	—	—	—
Consumer	317	31	(58)	—	—	—	(31)	259
Total potential problem loans	$2,152	$31	$(333)	$—	$—	$—	$(25)	$1,825

FDIC-assisted acquired loans included above	$968	$—	$—	$—	$—	$—	$(19)	$949

At September 30, 2022, the one- to four-family residential category of potential problem loans included 22 loans, none of which were added during the current quarter. The largest relationship in this category totaled $161,000, or 11.8% of the total category. The commercial real estate category of potential problem loans included one loan, which was added in a previous period. The consumer category of potential problem loans included 28 loans, five of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2022, excluding $183,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	44	69	—	—	(27)	86
Total foreclosed assets and repossessions	$44	$69	$—	$—	$(27)	$86

FDIC-assisted acquired assets included above	$—	$—	$—	$—	$—	$—

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

On October 17, 2022, the new banking center in Kimberling City, Missouri, opened for business. The newly-constructed building replaces the former facility located on the same property at 14309 Highway 13. Customers were served from a temporary building on the property during the demolition and construction period. Including this office, the Company operates three banking centers in the Branson Tri-Lakes area of southwest Missouri.

In the first quarter of 2023, a high-transaction-volume banking center located at 1615 West Sunshine Street in Springfield, Missouri, is expected to be razed to make way for an Express Banking facility, utilizing only interactive teller machine (ITM) technology to serve customers. The modern four-lane drive-up center will be the first-of-its-kind in the Springfield market. ITMs, also known as video remote tellers, offer an ATM-like interface, but with the enhancement of a video screen that allows customers to speak directly to a service representative in real time and in a highly personal manner. Nearly any teller transaction that can be performed in the traditional drive-thru can be performed at an ITM, including cashing a check to the penny. ITMs provide convenience and enhanced access for customers, while creating greater operational efficiencies for the Bank.

The Company will host a conference call on Thursday, October 20, 2022, at 2:00 p.m. Central Time to discuss third quarter 2022 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call here.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 92 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have improved, increases in unemployment rates, labor shortages, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates and the effects of inflation or a potential recession; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business; (xi) changes in accounting policies and practices or accounting standards; (xii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and nine months ended September 30, 2022 and 2021, and the three months ended June 30, 2022, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2022	2021
Selected Financial Condition Data:	(In thousands)
Total assets	$5,676,249	$5,449,944
Loans receivable, gross	4,571,099	4,077,553
Allowance for credit losses	62,761	60,754
Other real estate owned, net	269	2,087
Available-for-sale securities, at fair value	482,807	501,032
Held-to-maturity securities, at amortized cost	206,485	—
Deposits	4,739,118	4,552,101
Total borrowings	323,287	238,713
Total stockholders’ equity	511,275	616,752
Non-performing assets	3,379	6,011

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022
	(In thousands)
Selected Operating Data:
Interest income	$59,657	$49,640	$159,028	$150,725	$52,698
Interest expense	6,759	4,717	14,034	17,030	3,867
Net interest income	52,898	44,923	144,994	133,695	48,831
Provision (credit) for credit losses on loans and unfunded commitments	3,315	(2,357)	5,345	(4,038)	2,223
Non-interest income	7,984	9,798	26,480	29,120	9,319
Non-interest expense	34,758	31,339	99,030	91,852	33,004
Provision for income taxes	4,676	5,375	13,755	15,655	4,699
Net income	$18,133	$20,364	$53,344	$59,346	$18,224

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.46	$1.49	$4.20	$4.32	$1.44
Book value	$41.75	$46.73	$41.75	$46.73	$44.53

Earnings Performance Ratios:
Annualized return on average assets	1.30%	1.47%	1.30%	1.43%	1.34%
Annualized return on average common stockholders’ equity	13.01%	12.82%	12.26%	12.61%	12.72%
Net interest margin	3.96%	3.36%	3.73%	3.37%	3.78%
Average interest rate spread	3.76%	3.22%	3.58%	3.20%	3.65%
Efficiency ratio	57.09%	57.27%	57.75%	56.42%	56.76%
Non-interest expense to average total assets	2.49%	2.27%	2.42%	2.22%	2.43%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.38%	1.56%	1.38%	1.56%	1.38%
Non-performing assets to period-end assets	0.06%	0.15%	0.06%	0.15%	0.08%
Non-performing loans to period-end loans	0.07%	0.17%	0.07%	0.17%	0.10%
Annualized net charge-offs (recoveries) to average loans	0.03%	0.00%	0.00%	0.00%	(0.01)%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	September 30, 2022	December 31, 2021	June 30, 2022
Assets
Cash	$107,617	$90,008	$99,403
Interest-bearing deposits in other financial institutions	81,389	627,259	96,305
Cash and cash equivalents	189,006	717,267	195,708

Available-for-sale securities	482,807	501,032	519,472
Held-to-maturity securities	206,485	—	215,354
Mortgage loans held for sale	4,097	8,735	2,782
Loans receivable, net of allowance for credit losses of $62,761 – September 2022; $60,754 – December 2021; $61,058 – June 2022	4,497,109	4,007,500	4,361,559
Interest receivable	13,787	10,705	13,558
Prepaid expenses and other assets	64,383	45,176	59,468
Other real estate owned and repossessions (1), net	269	2,087	329
Premises and equipment, net	139,410	132,733	136,147
Goodwill and other intangible assets	11,029	6,081	11,246
Federal Home Loan Bank stock and other interest-earning assets	31,254	6,655	13,364
Current and deferred income taxes	36,613	11,973	23,009

Total Assets	$5,676,249	$5,449,944	$5,551,996

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,739,118	$4,552,101	$4,516,205
Securities sold under reverse repurchase agreements with customers	124,187	137,116	145,838
Short-term borrowings	99,119	1,839	171,889
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,207	73,984	74,133
Accrued interest payable	2,632	646	791
Advances from borrowers for taxes and insurance	10,134	6,147	8,874
Accounts payable and accrued expenses	76,829	25,956	47,189
Liability for unfunded commitments	12,974	9,629	11,659
Total Liabilities	5,164,974	4,833,192	5,002,352

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2022, December 2021 and June 2022 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2022 – 12,245,593 shares; December 2021 – 13,128,493 shares; June 2022 – 12,343,449 shares	123	131	123
Additional paid-in capital	41,515	38,314	40,565
Retained earnings	527,963	545,548	522,255
Accumulated other comprehensive gain	(58,326)	32,759	(13,299)
Total Stockholders’ Equity	511,275	616,752	549,644

Total Liabilities and Stockholders’ Equity	$5,676,249	$5,449,944	$5,551,996

(1)	At September 30, 2022, December 31, 2021 and June 30, 2022, includes $183,000, $1.5 million and $285,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022
Interest Income
Loans	$54,077	$46,536	$143,906	$141,605	$46,764
Investment securities and other	5,580	3,104	15,122	9,120	5,934
	59,657	49,640	159,028	150,725	52,698
Interest Expense
Deposits	4,984	2,925	9,516	10,604	2,358
Securities sold under reverse repurchase agreements	45	10	62	29	8
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	377	—	614	—	236
Subordinated debentures issued to capital trust	248	111	525	337	159
Subordinated notes	1,105	1,671	3,317	6,060	1,106
	6,759	4,717	14,034	17,030	3,867

Net Interest Income	52,898	44,923	144,994	133,695	48,831
Provision (Credit) for Credit Losses on Loans	2,000	(3,000)	2,000	(3,700)	—
Provision (Credit) for Unfunded Commitments	1,315	643	3,345	(338)	2,223
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	49,583	47,280	139,649	137,733	46,608

Noninterest Income
Commissions	226	325	912	977	389
Overdraft and Insufficient funds fees	2,077	1,845	5,830	4,817	1,888
POS and ATM fee income and service charges	3,874	3,714	11,942	11,043	4,104
Net gains on loan sales	601	2,341	2,234	7,643	498
Net realized gain on sale of available-for-sale securities	31	—	38	—	—
Late charges and fees on loans	206	481	879	1,141	360
Gain on derivative interest rate products	88	45	385	340	145
Other income	881	1,047	4,260	3,159	1,935
	7,984	9,798	26,480	29,120	9,319

Noninterest Expense
Salaries and employee benefits	18,976	17,834	56,488	52,887	19,432
Net occupancy and equipment expense	7,198	7,244	20,884	21,013	6,808
Postage	860	759	2,491	2,387	844
Insurance	803	775	2,383	2,294	787
Advertising	953	997	2,383	2,187	875
Office supplies and printing	236	200	662	639	208
Telephone	832	848	2,513	2,597	832
Legal, audit and other professional fees	2,239	636	4,240	1,814	1,196
Expense on other real estate and repossessions	84	103	313	473	65
Acquired intangible asset amortization	216	158	552	705	177
Other operating expenses	2,361	1,785	6,121	4,856	1,780
	34,758	31,339	99,030	91,852	33,004
Income Before Income Taxes	22,809	25,739	67,099	75,001	22,923
Provision for Income Taxes	4,676	5,375	13,755	15,655	4,699

Net Income	$18,133	$20,364	$53,344	$59,346	$18,224

Earnings Per Common Share
Basic	$1.47	$1.50	$4.23	$4.35	$1.45
Diluted	$1.46	$1.49	$4.20	$4.32	$1.44

Dividends Declared Per Common Share	$0.40	$0.36	$1.16	$1.04	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.6 million and $2.9 million for the three months ended September 30, 2022 and 2021, respectively. Net fees included in interest income were $4.7 million and $7.9 million for the nine months ended September 30, 2022 and 2021, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2022	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.34%	$872,243	$7,532	3.43%	$687,899	$6,333	3.65%
Other residential	5.37	885,883	11,836	5.30	934,727	10,456	4.44
Commercial real estate	4.90	1,584,249	19,368	4.85	1,537,874	16,477	4.25
Construction	5.34	635,811	9,116	5.69	596,747	6,686	4.44
Commercial business	5.06	293,529	3,734	5.05	257,324	3,932	6.06
Other loans	5.15	197,070	2,309	4.65	212,828	2,484	4.63
Industrial revenue bonds	5.14	13,100	182	5.52	14,402	168	4.63

Total loans receivable	4.92	4,481,885	54,077	4.79	4,241,801	46,536	4.35

Investment securities	2.70	734,518	5,129	2.77	453,304	2,877	2.52
Other interest-earning assets	3.08	84,797	451	2.11	603,956	227	0.15

Total interest-earning assets	4.63	5,301,200	59,657	4.46	5,299,061	49,640	3.72
Non-interest-earning assets:
Cash and cash equivalents		101,307			101,818
Other non-earning assets		176,768			128,448
Total assets		$5,579,275			$5,529,327

Interest-bearing liabilities:
Interest-bearing demand and savings	0.39	$2,303,579	1,320	0.23	$2,360,755	922	0.15
Time deposits	1.54	1,196,452	3,664	1.22	1,114,995	2,003	0.71
Total deposits	0.83	3,500,031	4,984	0.56	3,475,750	2,925	0.33
Securities sold under reverse repurchase agreements	0.69	134,917	45	0.13	150,054	10	0.02
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.29	69,956	377	2.14	1,206	—	—
Subordinated debentures issued to capital trust	4.38	25,774	248	3.82	25,774	111	1.71
Subordinated notes	5.96	74,165	1,105	5.91	108,913	1,671	6.09

Total interest-bearing liabilities	1.00	3,804,843	6,759	0.70	3,761,697	4,717	0.50
Non-interest-bearing liabilities:
Demand deposits		1,146,542			1,085,781
Other liabilities		70,566			46,319
Total liabilities		5,021,951			4,893,797
Stockholders’ equity		557,324			635,530
Total liabilities and stockholders’ equity		$5,579,275			$5,529,327

Net interest income:
Interest rate spread	3.63%		$52,898	3.76%		$44,923	3.22%
Net interest margin*				3.96%			3.36%
Average interest-earning assets to average interest-bearing liabilities		139.3%			140.9%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	September 30, 2022	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.34%	$782,592	$20,107	3.44%	$676,093	$19,211	3.80%
Other residential	5.37	832,641	29,890	4.80	983,564	32,599	4.43
Commercial real estate	4.90	1,550,445	51,834	4.47	1,560,208	49,917	4.28
Construction	5.34	642,264	24,367	5.07	593,774	19,946	4.49
Commercial business	5.06	290,420	10,431	4.80	290,643	11,365	5.23
Other loans	5.15	200,014	6,770	4.53	224,020	8,019	4.79
Industrial revenue bonds	5.14	13,472	507	5.03	14,610	548	5.02

Total loans receivable	4.92	4,311,848	143,906	4.46	4,342,912	141,605	4.36

Investment securities	2.70	670,700	14,260	2.84	442,794	8,655	2.61
Other interest-earning assets	3.08	218,263	862	0.53	513,364	465	0.12

Total interest-earning assets	4.63	5,200,811	159,028	4.09	5,299,070	150,725	3.80
Non-interest-earning assets:
Cash and cash equivalents		95,943			98,482
Other non-earning assets		156,577			130,179
Total assets		$5,453,331			$5,527,731

Interest-bearing liabilities:
Interest-bearing demand and savings	0.39	$2,355,937	2,927	0.17	$2,287,969	3,154	0.18
Time deposits	1.54	1,015,003	6,589	0.87	1,212,605	7,450	0.82
Total deposits	0.83	3,370,940	9,516	0.38	3,500,574	10,604	0.41
Securities sold under reverse repurchase agreements	0.69	132,930	62	0.06	145,525	29	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.29	49,217	614	1.67	1,487	—	—
Subordinated debentures issued to capital trust	4.38	25,774	525	2.72	25,774	337	1.75
Subordinated notes	5.96	74,094	3,317	5.99	135,223	6,060	5.99

Total interest-bearing liabilities	1.00	3,652,955	14,034	0.51	3,808,583	17,030	0.60
Non-interest-bearing liabilities:
Demand deposits		1,165,125			1,047,157
Other liabilities		55,287			44,545
Total liabilities		4,873,367			4,900,285
Stockholders’ equity		579,964			627,446
Total liabilities and stockholders’ equity		$5,453,331			$5,527,731

Net interest income:
Interest rate spread	3.63%		$144,994	3.58%		$133,695	3.20%
Net interest margin*				3.73%			3.37%
Average interest-earning assets to average interest-bearing liabilities		142.4%			139.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2022	2021
	(Dollars in thousands)
Common equity at period end	$511,275	$616,752
Less: Intangible assets at period end	11,029	6,081
Tangible common equity at period end (a)	$500,246	$610,671

Total assets at period end	$5,676,249	$5,449,944
Less: Intangible assets at period end	11,029	6,081
Tangible assets at period end (b)	$5,665,220	$5,443,863

Tangible common equity to tangible assets (a) / (b)	8.83%	11.22%